EXHIBIT 5.1

OPINION OF FOLEY HOAG LLP

September 8, 2014

American Science and Engineering, Inc.
829 Middlesex Turnpike
Billerica, Massachusetts 01821

Ladies and Gentlemen:

We are familiar with the registration statement on Form S-8 (the “Registration Statement”) being filed by American Science and Engineering, Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.  The Registration Statement relates to the offering by the Company of up to 525,000 shares (the “Shares”) of its common stock, $0.6666 par value per share (“Common Stock”), which Shares are issuable pursuant to the American Science and Engineering, Inc. 2014 Equity and Incentive Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the Articles of Organization and By-Laws of the Company, each in the form provided to us by the Company, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all Shares to be granted or issued upon exercise of options granted or to be granted or pursuant to other awards granted or to be granted pursuant to the Plan will be issued in accordance with the applicable terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration equal to or in excess of the par value thereof.

In rendering the opinions expressed below, we express no opinion other than as to the Massachusetts Business Corporation Act, including applicable provisions of the Massachusetts Constitution and the reported judicial decisions interpreting such Act and such Constitution.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards to be granted pursuant to the Plan and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Robert W. Sweet, Jr.
a Partner